Martina Hund-Mejean, Mastercard’s Chief Financial Officer, to Retire in 2019
Sachin Mehra Appointed in Planned Succession

PURCHASE, N.Y. – February 13, 2019 – Mastercard today announced that Martina Hund-Mejean, chief financial officer, will retire after more than a decade in the role. Sachin Mehra, chief financial operations officer, will succeed Hund-Mejean as CFO on April 1, reporting to Mastercard president and chief executive officer, Ajay Banga.

“We have always been deliberate in the way in which we develop leaders as part of our succession program,” said Banga. “Sachin is an outstanding executive who had key roles in the finance organization and in the product organization, where he led commercial products and solutions, before returning to finance in 2018 in a broader role as chief financial operations officer. His deep knowledge of Mastercard and the marketplace will be key to continuing our Grow, Diversify and Build strategy. He has a keen understanding of the opportunities ahead of us and how best to capitalize on them.”

“Martina maintained the highest standard of leadership, strategic thinking and financial stewardship in her years as CFO,” Banga continued. “She helped drive the transition of Mastercard to a publicly-traded company, during which time Mastercard stakeholders participated in remarkable growth and value creation. Martina’s tenure is distinguished by her legacy of integrity, mentorship and promotion of diversity. It’s been my great fortune and privilege to partner with such an accomplished executive and respected leader who’s contributed so much to Mastercard’s success.”

“It’s been an honor to serve the shareholders, employees and customers of Mastercard for the past 11 years,” said Hund-Mejean. “I look back at my tenure with pride in our accomplishments and also tremendous excitement for the opportunities that will come next. Sachin is a tremendous leader with extensive financial and international management expertise and the ideal candidate to help lead Mastercard into the future.”

Mehra joined Mastercard in 2010 as group executive and treasurer with responsibility for treasury strategy and operations, global settlement, customer credit risk management and enterprise risk management. Prior to joining Mastercard, Mehra held treasury and finance roles of increasing responsibility at the Hess Corporation, General Motors and GMAC in New York, Singapore, Belgium and Shanghai. He holds a Masters of Business Administration from the Darden Business School at the University of Virginia and received his undergraduate degree in commerce from Sydenham College at the University of Mumbai, India.

About Mastercard
Mastercard (NYSE: MA), www.mastercard.com, is a technology company in the global payments industry. Our global payments processing network connects consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. Mastercard products and solutions make everyday commerce activities - such as shopping, traveling, running a business and managing finances - easier, more secure and more efficient for everyone. Follow us on Twitter @MastercardNews, join the discussion on the Beyond the Transaction Blog and subscribe for the latest news on the Engagement Bureau.

Contact:
Investor Relations: Gina Accordino, investor.relations@mastercard.com, 914-249-4565
Communications: Seth Eisen, Seth.Eisen@mastercard.com, 914-249-3153